Exhibit 99.1

PRESS RELEASE

CYTODYN ANNOUNCES HUMANIZED CYTOLIN® PROVISIONAL PATENT APPLICATION FILED

FOR THE TREATMENT OF HIV/AIDS

Lutz, Florida, September 23, 2011 – CytoDyn Inc. (the “Company”) (OTC:CYDY.PK), a biotechnology company focused on the development of new therapies for combating infection with immune deficiency viruses, HIV/AIDS, announced today that it has filed a provisional patent application in the United States for its humanized version of its lead product Cytolin®, a monoclonal antibody for the treatment of HIV infection. According to Dr. Richard Trauger, a co-inventor on the provisional patent application and Managing Director of Science of the Company, “The provisional patent application discloses the use of a humanized version of Cytolin®. We hope this invention will not only allow for the treatment of HIV infection but also for the potential inhibition of HIV infection. If issued, we believe the patent will further strengthen the Company's intellectual property portfolio.” Kenneth J. Van Ness, President and Chief Executive Officer of the Company commented that, “we are pleased to have reached this significant milestone for the Company. We believe this new antibody provides the Company with a clinical candidate for Phase I testing and will be supplied to Dr. Eric S. Rosenberg at Massachusetts General Hospital (“MGH”). The Company anticipates that the humanized version of the monoclonal antibody will be included in the extended study that the Company is funding at MGH regarding the potential mechanism of action of Cytolin®.”

Forward Looking Statements

The Press Release includes forward-looking statements and includes forward-looking information within the meaning of United States securities laws. These statements and this information represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information. The words “believe,” “estimate,” “expect,” “intend,” “attempt,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.

For more information please contact:

Douglas E. Jacobson

Controller

(813) 527-6969

For more information about Cytolin® and the Company please go to www.cytodyn.com.